EXHIBIT 2.0

STOCK ISSUANCE PLAN

HERITAGE FINANCIAL GROUP

ALBANY, GEORGIA

as adopted on:
January 14, 2005

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STOCK ISSUANCE PLAN OF

HERITAGE FINANCIAL GROUP

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I.          Introduction

          On February 12, 2002, HeritageBank of the South (the "Bank") completed its reorganization into the two-tier mutual holding company form of ownership. The Board of Directors of Heritage Financial Group (the "Stock Holding Company") has adopted this Stock Issuance Plan (the "Plan") pursuant to which the Stock Holding Company intends to offer for sale up to 49.9% of its Common Stock in a Stock Offering. The Common Stock will be offered on a priority basis to members of the Heritage, MHC (the "MHC") and the Tax-Qualified Employee Plans, with any remaining shares offered to the public in a Direct Community Offering or a Public Offering. The price of the Common Stock will be based upon an independent appraisal of the Bank and the Stock Holding Company. At all times following completion of the Stock Offering, so long as the MHC is in existence, the MHC shall own at least a majority of the outstanding common stock of the Stock Holding Company.

          The primary purpose of the Plan is provide for the sale of shares of Common Stock by the Stock Holding Company in order to raise capital for the expansion of the Bank's business operations, including the acquisition of other financial institutions. Less than a majority of the Common Stock will be offered for sale in the Stock Offering. As a result, the MHC's mutual form of ownership and the Bank's ability to remain an independent savings association and to provide community-oriented financial services will be preserved through the mutual holding company structure.

II.          Definitions

          As used in this Plan, the terms set forth below have the following meanings:

          Account(s): Withdrawable deposit(s) in the Bank, including certificates of deposit.

          Acting in Concert:  The term "acting in concert" shall have the same meaning given it in Section 574.2(c) of the Regulations. The determination under the Plan of whether a group is acting in concert shall be made solely by the Board of Directors of the Stock Holding Company or officers delegated by such Board of Directors and may be based on any evidence upon which such board or delegatee chooses to rely.

          Affiliate:  An "affiliate" of, or a Person "affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

          Associate:  The term "associate," when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Stock Holding Company, the MHC or a majority-owned subsidiary of any of them) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the Bank, the MHC, the Stock Holding Company or any subsidiary of the MHC or the Stock Holding Company or any affiliate thereof; and (iv) any person acting in concert with any of the persons or entities specified in clauses (i) through (iii) above; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an associate of any Director or Officer of the Bank, the MHC or the Stock Holding Company, to the extent provided herein. When used to refer to a Person other than an Officer or Director of the Bank, the Bank in its sole discretion may determine the Persons that are Associates of other Persons.

          Bank: HeritageBank of the South, a Georgia-chartered stock savings bank.

          Capital Stock: Any and all authorized stock of the Stock Holding Company or the Bank.

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          Common Stock: Common stock, par value $.01 per share, issued by the Stock Holding Company in connection with the Plan, pursuant to its stock charter.

          Department:  The State of George Department of Banking and Finance.

          Deposit Account:  Any withdrawable or repurchasable account or deposit in the Bank including Savings Accounts and demand accounts.

          Depositor: Any person holding an Account in the Bank.

          Direct Community Offering:  The offering to the general public of any unsubscribed shares which may be effected as provided in Section III hereof.

          Director: A member of the Board of Directors of the Bank, the Stock Holding Company or the MHC, unless otherwise limited or indicated in the Plan.

          Effective Date: The date of consummation of the Stock Offering in accordance with this Plan and all applicable approvals.

          Eligible Account Holder:  Any Person holding a Qualifying Deposit on the Eligibility Record Date.

          Eligibility Record Date:  The close of business on December 31, 2003.

          Employee: A person who is employed by the Bank or the Stock Holding Company on the Effective Date.

          ESOP: The Bank's employee stock ownership plan.

          Exchange Act:  The Securities Exchange Act of 1934, as amended.

          FDIC: The Federal Deposit Insurance Corporation.

          HOLA: The Home Owners' Loan Act, as amended.

          Independent Appraiser: The appraiser retained by the Stock Holding Company to prepare an appraisal of the pro forma market value of the Stock Holding Company and the Bank.

          Market Maker:  A dealer (i.e., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

          Marketing Agent: The broker-dealer responsible for organizing and managing the Stock Offering and sale of the Common Stock.

          Members: Any person or entity that is entitled under the charter of the MHC to vote on matters affecting the MHC.

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          MHC: Heritage, MHC, the mutual holding company parent of the Stock Holding Company.

          Minority Ownership Interest: The shares of the Stock Holding Company's Common Stock owned by persons other than the MHC, expressed as a percentage of the total shares of Common Stock outstanding.

          Minority Stock Offering: One or more offerings of less than 50% in the aggregate of the outstanding Common Stock of the Stock Holding Company to persons other than the MHC.

          Minority Stockholder: Any owner of the Stock Holding Company's Common Stock, other than the MHC.

          Non-Tax-Qualified Employee Plan:  Any defined benefit plan or defined contribution plan of the Bank or the Stock Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust does not meet the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

          Non-Voting Stock: Any Capital Stock other than Voting Stock.

          Officer: An executive officer of the Stock Holding Company or the Bank which includes the Chairman, Chief Executive Officer, President, Executive Vice Presidents and Senior Vice Presidents in charge of principal business functions, and any other person participating in major policy making functions.

          Order Form:  Form to be used in the Subscription Offering to exercise subscription rights.

          OTS: Office of Thrift Supervision.

          Parent: A company that controls another company, either directly or indirectly through one or more subsidiaries.

          Person: Any individual, a corporation, a partnership, an association, a joint-stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, a government or political subdivision thereof or any other entity.

          Plan: This Stock Issuance Plan as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

          Public Offering:  The offering for sale through the Underwriters to selected members of the general public of any shares of Common Stock not subscribed for in the Subscription Offering or the Direct Community Offering, if any.

          Public Offering Price:  The price per share at which any unsubscribed shares of Common Stock are initially offered for sale in the Public Offering.

          Qualifying Deposit:  The aggregate balance of $50 or more of each Deposit Account of an Eligible Account Holder or of a Supplemental Eligible Account Holder.

          Regulations: The rules and regulations of the OTS.

          Residence: The terms "residence," "reside," "resided" or "residing" as used herein with respect to any person shall mean any person who occupied a dwelling in the communities in which the Bank does business, has an intent to remain with

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such communities for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within such communities together with an indication that such presence within such communities is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in these communities. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

          Savings Account: The term "Savings Account" means any withdrawable account in the Bank except a demand account.

          SEC:  Securities and Exchange Commission.

          Stock Holding Company: Heritage Financial Group, the federal stock corporation which is currently wholly-owned by the MHC and which owns 100% of the common stock of the Bank.

          Stock Offering: The offering of Common Stock of the Stock Holding Company to Persons other than the MHC, in a Subscription Offering and, to the extent shares remain available, in a Direct Community Offering or otherwise.

          Subscription Offering: The offering of Common Stock of the Stock Holding Company for subscription and purchase pursuant to this Plan.

          Subsidiary: Any company, a majority of whose voting stock is indirectly or directly owned, controlled or held with power to vote by another company.

          Supplemental Eligible Account Holder: Any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Officer or Director of the Bank, or an Associate of an Officer or Director of the Bank.

          Supplemental Eligible Record Date: The last day of the calendar quarter proceeding approval of the Plan by the OTS.

          Tax-Qualified Employee Plans: Any defined benefit plan or defined contribution plan of the Bank or the Stock Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code, as amended.

          Underwriters: The investment banking firm or firms agreeing to offer and sell Common Stock in the Public Offering.

          Voting Stock: 1. Common or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder to: (i) vote for or to select Directors of the Bank or the Stock Holding Company; and (ii) vote on or direct the conduct of the operations or other significant policies of the Bank or the Stock Holding Company.

          2. Notwithstanding anything in paragraph (1) above, preferred stock is not "Voting Stock" if: (i) voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that

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would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Bank, or the payment of dividends by the Bank when preferred dividends are in arrears; (ii) the preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and (iii) the preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of Directors of the Bank or the Stock Holding Company.

          3. Notwithstanding anything in paragraphs (1) and (2) above, "Voting Stock" shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

III.          Stock Issuance Plan

          The Stock Holding Company will offer for sale in the Stock Offering, under the terms of this Plan, shares of Common Stock based on a pro forma market valuation of the Stock Holding Company and the Bank; provided, however, the MHC will continue to own at least a majority of the outstanding shares of Common Stock of the Stock Holding Company at the completion of the Stock Offering. The Stock offering will be conducted in accordance with Part 563g of the Regulations and, to the extent applicable, Form OC of the OTS.

           The Stock Holding Company intends to retain up to 50% of the net proceeds of the Stock Offering, or such other amount as may be determined by the boards of the Bank and the Stock Holding Company, subject to regulatory approval. The Bank may distribute additional capital to the Stock Holding Company following the Stock Offering, subject to applicable state and federal regulations and policies governing capital distributions. The Stock Holding Company will have the power to issue shares of Capital Stock to persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the Stock Holding Company. The Stock Holding Company may issue any amount of Non-Voting Stock to persons other than the MHC. The Stock Holding Company will be authorized to undertake one or more Minority Stock Offerings of less than 50% in the aggregate of the total outstanding Common Stock of the Stock Holding Company, and the Stock Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering. Capitalization of the MHC and the Stock Holding Company will provide the MHC and the Stock Holding Company with economic strength separate and apart from the Bank and could facilitate future activities by the MHC and the Stock Holding Company.

          Following the completion of the Stock Offering, the MHC may elect to convert to stock form in accordance with applicable law (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur. In a Conversion Transaction, the MHC would merge with and into the Bank or the Stock Holding Company, with the Bank or the Stock Holding Company as the resulting entity, and the depositors of the Bank would receive the right to subscribe for a number of shares of common stock of the Stock Holding Company, as determined by the formula set forth below. The additional shares of common stock of the Stock Holding Company issued in the Conversion Transaction would be sold at their aggregate pro forma market value as determined by an independent appraisal.

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          Any Conversion Transaction shall be fair and equitable to Minority Stockholders. In any Conversion Transaction, Minority Stockholders, if any, will be entitled without additional consideration to maintain the same percentage ownership interest in the Stock Holding Company after the Conversion Transaction as their percentage ownership interest in the Stock Holding Company immediately prior to the Conversion Transaction (i.e., the "Minority Ownership Interest"), subject only to the following adjustments (if required by federal or state law, regulation, or regulatory policy) to reflect: (i) the cumulative effect of the aggregate amount of dividends waived by the MHC; and (ii) the market value of assets of the MHC (other than common stock of the Stock Holding Company).

          The adjustment referred to in clause (i) of the preceding paragraph above would require that the Minority Ownership Interest (expressed as a percentage) be adjusted by multiplying the Minority Ownership Interest by the following fraction:

(Stock Holding Company stockholders' equity immediately prior to Conversion
Transaction) - (aggregate amount of dividends waived by MHC)
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Stock Holding Company stockholders' equity immediately
prior to Conversion Transaction

The Minority Ownership Interest shall also be adjusted to reflect any assets of the MHC (other than
Common Stock of the Stock Holding Company) by multiplying it by the following fraction:

(pro forma market value of Stock Holding Company) - (market value of assets of MHC other than Common Stock)
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pro forma market value of Stock Holding Company

          At the sole discretion of the Board of Directors of the MHC and the Stock Holding Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders as set forth in the preceding paragraphs. If a Conversion Transaction does not occur, the MHC will always own a majority of the voting stock of the Stock Holding Company. Management of the Stock Holding Company has no current intention to conduct a Conversion Transaction.

          A Conversion Transaction would require the approval of applicable state and federal regulators, and would be presented to a vote of the members of the MHC. Current regulatory policy requires that in any Conversion Transaction, the members of the MHC will be accorded the same stock purchase priorities as if the MHC were a mutual savings institution converting to stock form.

          A.          Timing of the Sale of Capital Stock

          The Stock Holding Company intends to commence the Stock Offering as soon as possible following receipt of OTS and Department approval, to the extent necessary, and SEC effectiveness of the registration statement for the shares of Common Stock to be sold in the Stock Offering. The Stock Offering shall be conducted in compliance with the securities offering regulations of the SEC. Neither the Stock Holding Company, nor the Bank, will finance or loan funds to any person to purchase Common Stock in the Stock Offering.

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          B.          Number of Shares to Be Offered

          The total number of shares (or range thereof) of Common Stock to be issued and offered for sale pursuant to the Plan shall be determined initially by the Board of Directors of the Stock Holding Company in conjunction with the valuation and report provided by the Independent Appraiser. The number of shares to be offered may be adjusted prior to completion of the Stock Offering. The total number of shares of Common Stock that may be issued to persons other than the MHC at the close of the Stock Offering must be less than 50% of the issued and outstanding shares of Common Stock of the Stock Holding Company.

          C.          Independent Valuation and Purchase Price of Shares

          All shares of Common Stock sold in the Stock Offering shall be sold at a uniform price per share. The purchase price and number of shares to be outstanding shall be determined by the Board of Directors of the Stock Holding Company on the basis of the estimated pro forma market value of the Stock Holding Company and the Bank. The aggregate purchase price for the Common Stock will not be inconsistent with such market value of the Stock Holding Company and the Bank. The pro forma market value of the Stock Holding Company and the Bank will be determined for such purposes by the Independent Appraiser.

          Prior to the commencement of the Stock Offering, an estimated valuation range will be established, which range may vary within 15% above to 15% below the midpoint of such range, and up to 15% greater than the maximum of such range, as determined by the Board of Directors at the time of the Stock Offering and consistent with the Regulations. The Stock Holding Company intends to issue up to 49.9% of its common stock in the Stock Offering. The number of shares of Common Stock to be issued and the ownership interest of the MHC may be increased or decreased by the Stock Holding Company, taking into consideration any change in the independent valuation and other factors, at the discretion of the Board of Directors of the Stock Holding Company.

          Based upon the independent valuation as updated prior to the commencement of the Stock Offering, the Board of Directors may establish the minimum and maximum ownership percentage applicable to the Stock Offering, may fix the ownership percentage of the Minority Stockholders, or may establish the minimum and maximum aggregate dollar amount of shares to be sold. In the event the ownership percentage of the Minority Stockholders is not fixed in the Stock Offering, the minority ownership percentage (the "Minority Ownership Percentage") will be determined as follows: (a) the product of (x) the total number of shares of Common Stock issued by the Stock Holding Company and (y) the purchase price per share divided by (b) the estimated aggregate pro forma market value of the Bank and the Stock Holding Company immediately after the Stock Offering as determined by the Independent Appraiser, expressed in terms of a specific aggregate dollar amount rather than as a range, upon the closing of the Stock Offering or sale of all the Common Stock.

          Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Stock Holding Company and to the OTS and the Department, as necessary, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock to be issued is incompatible with its estimate of the aggregate consolidated pro forma market value of the Stock Holding Company and the Bank. If such confirmation is not received, the Stock Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new estimated valuation range and/or estimated price range, extend, reopen or hold a new Stock Offering or take such other action as the OTS and the Department, as necessary, may permit.

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          The estimated consolidated market value of the Stock Holding Company and the Bank shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with the Regulations and any applicable Department regulations. The Common Stock to be issued in the Stock Offering shall be fully paid and nonassessable.

          If there is a Direct Community Offering or Public Offering of shares of Common Stock not subscribed for in the Subscription Offering, the price per share at which the Common Stock is sold in such Direct Community Offering or Public Offering shall be equal to the purchase price per share at which the Common Stock is sold to Persons in the Subscription Offering. Shares sold in the Direct Community Offering or Public Offering will be subject to the same limitations as shares sold in the Subscription Offering.

          D.          Stock Issuance Procedure

          The Common Stock will be offered for sale in the Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Directors, Officers and Employees. The Stock Holding Company may, either concurrently with, at any time during, or promptly after the Subscription Offering, also offer the Common Stock to and accept subscriptions from other Persons in a Direct Community Offering or a Public Offering; provided that the Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Directors, Officers and employees shall have the priority rights to subscribe for Common Stock set forth in Section III of this Plan.

          The period for the Subscription Offering and Direct Community Offering will be not less than 20 days nor more than 45 days unless extended by the Stock Holding Company. Upon completion of the Subscription Offering and the Direct Community Offering, if any, any unsubscribed shares of Common Stock may be sold through the Underwriters to selected members of the general public in the Public Offering. If for any reason all of the shares are not sold in the Subscription Offering, the Direct Community Offering, if any, and the Public Offering, if any, the Stock Holding Company will use its best efforts to obtain other purchasers, subject to OTS and Department approval, to the extent applicable. Completion of the sale of all shares of Common Stock not sold in the Subscription Offering is required within 45 days after termination of the Subscription Offering, subject to extension of such 45-day period by the Stock Holding Company with the approval of the OTS and the Department, to the extent applicable. The Stock Holding Company may seek one or more extensions of such 45-day period if necessary to complete the sale of all shares of Common Stock. In connection with such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the OTS and the Department, to the extent applicable, in approving the extensions.

          E.          Subscription Rights

          Non-transferable subscription rights to purchase shares will be issued without payment therefor to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Directors, Officers and Employees as set forth below.

                     1.          Preference Category No. 1:  Eligible Account Holders

                    Each Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock in an amount equal to the greater of $100,000, or one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in each case on the Eligibility Record Date.

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                    If sufficient shares are not available, shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase to the extent possible 100 shares, and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

                    Non-transferable subscription rights to purchase Common Stock received by Directors and Officers and their Associates, based on their increased deposits in the Bank in the one-year period preceding the Eligibility Record Date, shall be subordinated to all other subscriptions involving the exercise of non-transferable subscription rights of Eligible Account Holders.

                     2.          Preference Category No. 2:  Tax-Qualified Employee Plans

                    Each Tax-Qualified Employee Plan shall be entitled to receive non-transferable subscription rights to purchase up to 10% of the shares of Common Stock, provided that singly or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10% of the shares of the Common Stock. Subscription rights received pursuant to this Category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any other provision of this Plan to the contrary, the Tax-Qualified Employee Plans shall have a first priority subscription right to the extent that the total number of shares of Common Stock sold in the Stock Offering exceeds the maximum of the estimated valuation range as set forth in the subscription prospectus.

                     3.          Preference Category No. 3:  Supplemental Eligible Account Holders

                    Each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock in an amount equal to the greater of $100,000, or one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in each case on the Supplemental Eligibility Record Date.

                    Subscription rights received pursuant to this category shall be subordinated to all subscription rights received by Eligible Account Holders and Tax-Qualified Employee Plans pursuant to Category Nos. 1 and 2 above.

                    Any non-transferable subscription rights to purchase shares received by an Eligible Account Holder in accordance with Category No. 1 shall reduce to the extent thereof the subscription rights to be distributed to such person pursuant to this Category.

                    In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

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                     4.          Preference Category No. 4:  Directors, Officers and Employees

                    Each Director, Officer and Employee as of the date of the commencement of the Subscription Offering shall be entitled to receive non-transferable subscription rights to purchase shares of the Common Stock to the extent that shares are available after satisfying subscriptions under Category Nos. 1 through 3 above. The shares which may be purchased under this Category are subject to the following conditions:

i.	The total number of shares which may be purchased under this Category may not exceed 19% of the number of shares of Common Stock.
ii.	The maximum amount of shares which may be purchased under this Category by any Person is $100,000 of Common Stock. In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated pro rata among all subscribers in this Category.

          F.          Public Offering and Direct Community Offering

                    1.          Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Direct Community Offering. This may involve an offering of all unsubscribed shares directly to the general public with a preference to those natural persons residing in the counties where the Bank has an office. The Direct Community Offering, if any, shall be for a period of not less than 20 days nor more than 45 days unless extended by the Stock Holding Company, and shall commence concurrently with, during or promptly after the Subscription Offering. The purchase price per share to the general public in a Direct Community Offering shall be the same as the subscription price. The Stock Holding Company may use an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Direct Community Offering. The Stock Holding Company may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Direct Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Common Stock will be offered and sold in the Direct Community Offering, if any, in accordance with the Regulations and any applicable Department regulations, so as to achieve the widest distribution of the Common Stock. No person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase more than $100,000 of Common Stock in the Direct Community Offering, if any. Further, the Stock Holding Company may limit total subscriptions under this Section so as to assure that the number of shares available for the Public Offering may be up to a specified percentage of the number of shares of Common Stock. Finally, the Stock Holding Company may reserve shares offered in the Direct Community Offering for sales to institutional investors.

                    In the event of an oversubscription for shares in the Direct Community Offering, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons residing in counties in which the Bank has offices and then to cover the orders of any other person subscribing for shares in the Direct Community Offering so that each such person may receive 1,000 shares, and thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions.

                    The Stock Holding Company, in its sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section. Further, the Stock Holding Company may, at its sole discretion, elect to forego a Direct Community Offering and instead effect a Public Offering as described below.

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                    2.          Any shares of Common Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may then be sold through the Underwriters to selected members of the general public in the Public Offering. It is expected that the Public Offering will commence as soon as practicable after termination of the Subscription Offering and the Direct Community Offering, if any. The Stock Holding Company, in its sole discretion, may reject any subscription, in whole or in part, received in the Public Offering. The Public Offering shall be completed within 90 days after the termination of the Subscription Offering, unless such period is extended as provided herein. No person, by himself or herself, or with an Associate or group of Persons acting in concert, may purchase more than $100,000 of Common Stock in the Public Offering, if any.

                    3.          If for any reason any shares remain unsold after the Subscription Offering, the Public Offering, if any, and the Direct Community Offering, if any, the Board of Directors of the Stock Holding Company will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS and the Department to the extent applicable, and to compliance with applicable securities laws.

          G.          Additional Limitations Upon Purchases of Shares of Common Stock

          The following additional limitations shall be imposed on all purchases of Common Stock in the Stock Offering:

                    1.          No Person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase in the Stock Offering more than $400,000 of the Common Stock offered in the Stock Offering. For purposes of this paragraph, an Associate of a Person does not include a Tax-Qualified or Non-Tax Qualified Employee Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax-Qualified or Non-Tax Qualified Employee Plans attributed to a Person shall not be aggregated with shares purchased directly by or otherwise attributable to that Person.

                    2.          Directors and Officers and their Associates may not purchase in all categories in the Stock Offering an aggregate of more than 29% of the Common Stock. For purposes of this paragraph, an Associate of a Person does not include any Tax-Qualified Employee Plan. Moreover, any shares attributable to the Officers and Directors and their Associates, but held by one or more Tax-Qualified Employee Plans shall not be included in calculating the number of shares which may be purchased under the limitation in this paragraph.

                    3.          The minimum number of shares of Common Stock that may be purchased by any Person in the Stock Offering is 25 shares, provided sufficient shares are available.

                    4.          The Board of Directors of the Stock Holding Company may, in its sole discretion, increase the maximum purchase limitation referred to herein up to 9.99%, provided that orders for shares exceeding 5% of the shares being offered in the Stock Offering shall not exceed, in the aggregate, 10% of the shares being offered in the Stock Offering. Requests to purchase additional shares of Common Stock under this provision will be allocated by the Board of Directors on a pro rata basis giving priority in accordance with the priority rights set forth herein.

                    Depending upon market and financial conditions, the Board of Directors of the Stock Holding Company, with the approval of the OTS and the Department, to the extent applicable, and without further approval of the Members, may increase or decrease any of the above purchase limitations.

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                    For purposes of this Section, the Directors of the Stock Holding Company and the Bank shall not be deemed to be Associates or a group acting in concert solely as a result of their serving in such capacities.

                    Each Person purchasing Common Stock in the Stock Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations. All questions concerning whether any Persons are Associates or a group acting in concert or whether any purchase conflicts with the purchase limitations in this Plan or otherwise violates any provision of this Plan shall be determined by the Stock Holding Company in its sole discretion. Such determination shall be conclusive and binding on all Persons and the Stock Holding Company may take any remedial action, including without limitation rejecting the purchase or referring the matter to the OTS and/or the Department for action, as in its sole discretion the Stock Holding Company may deem appropriate.

          H.          Restrictions and Other Characteristics of Common Stock Being Sold

          Common Stock purchased by Persons other than Directors and Officers of the Stock Holding Company or the Bank will be transferable without restriction. Shares purchased by Directors or Officers shall not be sold or otherwise disposed of for value for a period of one year from the date of the Stock Offering, except for any disposition of such shares (i) following the death of the original purchaser, or (ii) resulting from an exchange of securities in a merger or acquisition approved by the applicable regulatory authorities. Any transfers that could result in a change of control of the Bank or the Stock Holding Company or result in the ownership by any Person or group acting in concert of more than 10% of any class of the Bank's or the Stock Holding Company's equity securities are subject to the prior approval of the OTS and/or the Department.

          The certificates representing shares of Common Stock issued to Directors and Officers shall bear a legend giving appropriate notice of the one-year holding period restriction. Appropriate instructions shall be given to the transfer agent for such stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares of common stock of the Stock Holding Company subsequently issued as a stock dividend, stock split, or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for Stock Holding Company or Bank Directors and Officers as may be then applicable to such restricted stock.

          I.          Exercise of Subscription Rights; Order Forms

                    1.          The prospectus and Order Form will be sent to each Eligible Account Holder, Tax-Qualified Employee Plan, Supplemental Eligible Account Holder and Director, Officer and Employee at its, his or her last known address as shown on the records of the MHC, the Stock Holding Company or the Bank, as the case may be, for the purpose of subscribing for shares of Common Stock in the Subscription Offering, and will be made available for use by those persons entitled to purchase in the Direct Community Offering.

                    2.          Each Order Form will be preceded or accompanied by a prospectus describing the MHC, the Stock Holding Company and the Bank and the shares of Common Stock being offered for subscription and containing all other information required by the OTS, the Department or the SEC or necessary to enable Persons to make informed investment decisions regarding the purchase of Common Stock.

                    3.          The Order Form (or accompanying instructions) used for the Subscription Offering will contain, among other things, the following:

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i.	A clear and intelligible explanation of the subscription rights granted under the Plan to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Directors, Officers and Employees;

ii.	A specified expiration date by which the Order Form must be returned to and actually received by the Stock Holding Company or its representative for purposes of exercising subscription rights, which date will be not less than 20 days after the Order Forms are mailed by the Stock Holding Company;

iii.	The subscription price to be paid for each share subscribed for when the Order Form is returned;
iv.	A statement that 25 shares is the minimum number of shares of Common Stock that may be subscribed for under the Plan;
v.	A specifically designated blank space for indicating the number of shares being subscribed for;
vi.	A set of detailed instructions as to how to complete the Order Form including a statement as to the available alternative methods of payment for the shares being subscribed for;
vii.	Specifically designated blank spaces for dating and signing the Order Form;
viii.	An acknowledgement that the subscriber has received the prospectus;
ix.	A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the subscription rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by the Stock Holding Company, and that the subscription rights may be exercised only by delivering the Order Form, properly completed and executed, to the Stock Holding Company or its representative by the expiration date, together with required payment of the subscription price for all shares of Common Stock subscribed for;

x.	A statement that the subscription rights are non-transferable and that all shares of Common Stock subscribed for upon exercise of subscription rights must be purchased on behalf of the Person exercising the subscription rights for his own account; and

xi.	A statement that, after receipt by the Stock Holding Company or its representative, a subscription may not be modified, withdrawn or canceled without the consent of the Stock Holding Company.

          J.          Method of Payment

          Payment for all shares of Common Stock subscribed for must accompany all completed Order Forms. Payment may be made in cash (if presented in Person), by check, money order or, if the subscriber has a Deposit Account in the Bank (including a certificate of deposit), the subscriber may authorize the Bank to charge the subscriber's account.

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          If a subscriber authorizes the Bank to charge his or her account, the funds will continue to earn interest, but may not be used by the subscriber until all Common Stock has been sold or the Plan is terminated, whichever is earlier. Subscribers will be allowed to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties with the exception of prepaid interest in the form of promotional gifts. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Common Stock under the Plan. Interest will also be paid, at not less than the then-current passbook rate, on all orders paid in cash, by check or money order, from the date payment is received until consummation of the Stock Offering. Payments made in cash, by check or money order will be placed in an escrow or other account established specifically for this purpose.

          In the event of an unfilled amount of any subscription order, the Stock Holding Company will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after consummation of the Stock Offering. If for any reason the Stock Offering is not consummated, purchasers will have refunded to them all payments made and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at the Bank.

          If any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares subscribed for at the time they subscribe, but may pay for such shares of Common Stock subscribed for upon consummation of the Stock Offering. In the event that, after the completion of the Subscription Offering, the amount of shares to be issued is increased above the maximum of the estimated valuation range included in the prospectus, the Tax Qualified and Non-Tax Qualified Employee Plans shall be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the estimated valuation range provided that such subscriptions shall continue to be subject to applicable purchase limits and stock allocation procedures.

          K.          Undelivered Defective or Late Order Form; Insufficient Payment

          In the event Order Forms (a) are not delivered and are returned to the Stock Holding Company by the United States Postal Service or the Stock Holding Company is unable to locate the addressee, (b) are not received back by the Stock Holding Company or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the contemplated Order Form within the time period specified thereon; provided, that the Stock Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Stock Holding Company may specify. The interpretation by the Stock Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the OTS and/or the Department.

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          L.          Payment of Dividends and Repurchase of Stock

          The Stock Holding Company shall not declare or pay a cash dividend on, or repurchase any of, its Capital Stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for any required liquidation account or (ii) the federal regulatory capital requirement set forth in Section 567.2 of the Regulations. Otherwise, the Stock Holding Company may declare dividends, make capital distributions or repurchase its capital stock in accordance with applicable law, regulations and policies of the Department, FDIC and OTS. Subject to the approval of the OTS, the MHC may waive its right to receive dividends declared by the Stock Holding Company.

          M.          Completion of the Stock Offering

          The Stock Offering will be terminated if not completed within 90 days from the later of the date of approval of the Stock Offering by the OTS, or the date the OTS declares the offering circular for the Stock Offering effective under Part 563g of the Regulations, unless an extension is approved by the OTS.

          N.          Securities Registration and Market Making

          Promptly following the Stock Offering, the Stock Holding Company will register its stock with the SEC pursuant to the Exchange Act. In connection with that registration, the Stock Holding Company will undertake not to deregister such stock, without the approval of the OTS, for a period of three years thereafter. At the close of the Stock Offering, the Stock Holding Company shall use its best efforts to encourage and assist market markers to establish and maintain a market for the Common Stock; and to list the Common Stock on a national or regional securities exchange, or on the Nasdaq System.

          O.          Stock Purchases by Directors and Officers After the Offering

          For a period of three years after the proposed Stock Offering, no Director, Officer or Affiliate of the Stock Holding Company, or an Associate thereof, may purchase, without the prior written approval of the OTS and the Department, if applicable, any Common Stock of the Stock Holding Company, except from a broker-dealer registered with the SEC, except that the foregoing shall not apply to negotiated transactions involving more than 1% of the outstanding stock in that class of stock; or purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan of the Bank or the Stock Holding Company even if such stock is attributed to Directors, Officers or their Associates.

          P.          Stock Benefit Plans

          The Board of Directors of the Bank and/or the Stock Holding Company intend to adopt one or more stock benefit plans for its employees, officers and directors, including an ESOP, stock award plans and stock option plans, which will be authorized to purchase Common Stock and grant options for Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Common Stock in the Stock Offering, subject to the purchase priorities set forth in this Plan. The Board of Directors of the Stock Holding Company intends to establish the ESOP and authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 10% of the shares issued, excluding shares issued to the MHC. The Bank or the Stock Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Common Stock issued in the Stock Offering or to purchase issued and outstanding shares of Common Stock or authorized but unissued shares of Common Stock subsequent to the completion of the Stock Offering, provided such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. This Plan specifically authorizes the grant and issuance by the Stock Holding Company of (i) awards of

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Common Stock after the Stock Offering pursuant to one or more stock recognition and award plans (the "Recognition Plans") in an amount equal to up to 4% of the maximum number of shares of Common Stock that could be issued in the Stock Offering, (ii) options to purchase a number of shares of the Common Stock in an amount equal to up to 10% of the maximum number of shares of Common Stock that could be issued in the Stock Offering and shares of Common Stock issuable upon exercise of such options, and (iii) Common Stock to one or more Tax Qualified Employee Plans, including the ESOP, at the closing of the Stock Offering or at any time thereafter, in an amount equal to up to 8% of the maximum number of shares that could be issued in the Stock Offering. Shares awarded to the Tax Qualified Employee Plans or pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of the Common Stock, or shares of Common Stock purchased by the Stock Holding Company or such plans on the open market. Any awards of Common Stock under the Recognition Plans and the stock option plans will be subject to prior stockholder approval.

          Q.          Employment and Other Severance Agreements

          Following or contemporaneously with the Stock Offering, the Bank and/or the Stock Holding Company may enter into employment and/or severance arrangements with one or more executive officers of the Bank and/or the Stock Holding Company. It is anticipated that any employment contracts entered into by the Bank and/or the Stock Holding Company will be for terms not exceeding three years and that such contracts will provide for annual renewals of the term of the contracts, subject to approval by the Board of Directors. The Bank and/or the Stock Holding Company also may enter into severance arrangements with one or more executive officers which provide for the payment of severance compensation in the event of a change in control of the Bank and/or the Stock Holding Company. The terms of such employment and severance arrangements have not been determined as of this time, but will be described in any prospectus circulated in connection with the Stock Offering and will be subject to and comply with all applicable laws and regulations.

          R.          Expenses of the Stock Offering

          The Stock Holding Company shall use its best efforts to assure that expenses incurred by it in connection with the Stock Offering shall be reasonable.

          S.          Interpretation

          All interpretations of this Plan and application of its provisions to particular circumstances shall be made by the Board of Directors of the Stock Holding Company and all such interpretations shall be final, subject to the authority of the OTS and the Department.

          T.          Amendment or Termination of the Plan

          If deemed necessary or desirable, the Plan may be substantively amended by a majority vote of the Stock Holding Company's Board of Directors as a result of comments from regulatory authorities or otherwise at any time prior to the approval of the Plan by the OTS and the Department, if applicable, and at any time thereafter by a majority vote of the Board of Directors with the concurrence of the OTS and the Department, if applicable. The Plan may be terminated by a majority vote of the Stock Holding Company's Board of Directors at any time prior to the approval by the OTS and the Department, if applicable, and at any time thereafter by a majority vote of the Board of Directors with the concurrence of the OTS and the Department, if applicable.

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